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                                                                   EXHIBIT 10.15

                             SEPARATION AGREEMENT
                              AND MUTUAL RELEASE
                              ------------------


          This Separation Agreement and Mutual Release ("Separation Agreement") is made and entered into this 22nd day of October, 1996, by and between Rajesh C. Shrotriya, M.D. ("Shrotriya"), a resident of the State of Minnesota, and MGI PHARMA, INC. ("MGI"), a Minnesota corporation.

          WHEREAS, Shrotriya was employed by MGI from August 9, 1994, through October 31, 1996;

          WHEREAS, Shrotriya has elected to resign his position with MGI, effective October 31, 1996;

          WHEREAS, it is the desire of Shrotriya and MGI to set forth the terms and conditions relating to Shrotriya's separation from employment and to resolve all potential disputes related directly or indirectly to Shrotriya's employment with MGI and/or the termination of his employment, in accordance with this Separation Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

          IT IS AGREED, by and between the undersigned, as follows:

          A.  COMPENSATION AND BENEFITS TO SHROTRIYA

          (1) Compensation to Shrotriya: MGI will pay Shrotriya the severance payment described in the "Termination Agreement" dated August 9, 1994 (a copy of

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which is attached hereto as Exhibit A).  As specified in Paragraph 2 (iii) of the Termination Agreement, MGI will provide Shrotriya a severance payment "equal to twelve (12) times [his] monthly salary . . .."  This severance compensation will be provided to Shrotriya in a single lump-sum payment, less all federal and state tax withholdings, as well as any other appropriate deductions.

     (2) Vacation: MGI also will provide Shrotriya compensation for XXX days of accrued but unused vacation, less all federal and state tax withholdings, as well as any other appropriate deductions.

     (3) Benefits: (a) As of November 1, 1996, Shrotriya will have the opportunity to continue certain benefits, at his own expense, by making the requisite COBRA payments. These COBRA payments will provide Shrotriya the following benefits: (1) life insurance coverage; (2) medical and dental coverage; and (3) accidental death and dismemberment coverage. Shrotriya's COBRA benefits will expire in 18 months, or when Shrotriya elects to discontinue these benefits, whichever occurs earlier.

          (b) With respect to MGI's retirement plans -- its 401-K plan and its Money Purchase Retirement Plan -- Shrotriya is fully vested in those plans and will receive contributions corresponding to his employment with MGI through October 31, 1996.

          (c) With respect to MGI's Stock Option program, Shrotriya will be eligible to exercise his options in accordance with the terms of the stock option grants in relation to a resignation date of October 31, 1996.

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          (d) As of November 1, 1996, Shrotriya will not be eligible for the following benefits: (1) short-term disability coverage; and (2) long-term disability coverage.

     (4) Timing of Severance Compensation: MGI will make the severance and vacation payments in conjunction with the normal payroll disbursements at the end of October, 1996.

     (5) No Legal Entitlement to Compensation and Benefits: Shrotriya agrees that MGI does not have any legal obligation to provide him the compensation described in Paragraph (1) above. MGI has agreed to provide Shrotriya the compensation described in Paragraph (1) above to reach an expeditious and amicable resolution of any potential employment-related disputes, to facilitate Shrotriya's transition to alternative employment, and to minimize the potential attorneys' fees and management time that would be expended in the event that any potential dispute between the parties was not resolved amicably.

     (6) Inclusive of All Income and Other Benefits: Shrotriya understands and agrees that the compensation and benefits described in Paragraphs (1)-(3) above are inclusive of any and all income and other benefits for which he may be, is, or would have been eligible, had his employment with MGI continued.

          B.  FULL COMPROMISE/GENERAL RELEASE

     (7) Full Compromise: Shrotriya specifically understands and agrees that the payment and acceptance of the consideration described in Paragraphs (1)-(3) above is in full, final, and complete compromise, settlement, and satisfaction of any

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and all claims which Shrotriya could have asserted in any litigation against MGI, its subsidiaries, affiliates, and related corporate entities, and/or the current or former directors, officers, employees, attorneys, and agents of MGI and/or its subsidiaries, affiliates, and related corporate entities.

     (8) General Release of MGI: Shrotriya, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, agrees to, and hereby does, release, acquit, and forever discharge MGI and its affiliates, subsidiaries, and related companies, and the current and former directors, officers, members, agents, attorneys, servants, independent contractors and employees of MGI and all its related entities (the "Released Parties"), from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Shrotriya ever had, has, or may claim to have, for, upon, or by reason of any matter, act or thing prior to the date of this Separation Agreement, including but not limited to: any cause of action Shrotriya could have asserted in any litigation against any of the Released Parties; any cause of action or claim relating to Shrotriya's association with or employment by MGI; any cause of action relating to any statements or actions by MGI or any of the Released Parties; and/or any cause of action or claim relating to Shrotriya's decision to resign or MGI's decision to terminate his employment. This General Release specifically encompasses, but is not limited to, claims that could be brought under Title VII, 42 U.S.C. (S) 2000(e) et seq., as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. (S)(S) 12101-12213; the Employee Retirement

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Income Security Act (ERISA), 29 U.S.C. (S) 1001, et seq.; the Fair Labor
Standards Act, 29 U.S.C. (S) 201, et seq.; the National Labor Relations Act, 29 U.S.C. (S) 151, et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. (S) 2101, et seq., and any other federal or state statute, including any attorneys' fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other statutory claims. This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to:
Breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; and/or any other tort theory based on either intentional or negligent conduct of any kind, including any attorneys' fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other common law claims.

     (9) General Release of Shrotriya: MGI, for and on behalf of itself, its affiliates, subsidiaries, and related companies, hereby does release, acquit and forever discharge Shrotriya from any and all claims, whether direct or indirect, fixed or

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contingent, known or unknown, which MGI or its related companies ever had, has or may claim to have for, upon, or by reason of any matter, act, or thing, prior to the date of this Separation Agreement, including but not limited to, any acts performed by Shrotriya at any time during the period he was employed by MGI.

          C.  RIGHTS TO CONSIDER AND RESCIND

     (10) Right to Consider Executing this Separation Agreement: Shrotriya understands that he has twenty-one (21) calendar days to consider whether he should execute this Separation Agreement. Shrotriya further understands, however, that he is not required to take the entire 21-day period to decide whether he wishes to execute this Separation Agreement and that he may do so on an accelerated basis without prejudice to his own or MGI's rights under this Separation Agreement.

     (11) Right to Rescind or Revoke: Shrotriya understands that he has the right to rescind or revoke this Agreement for any reason within fifteen (15) calendar days after he signs it. Shrotriya understands that this Agreement will not become effective or enforceable until the applicable rescission period has expired. Shrotriya understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be: (a) addressed to Mr. Charles N. Blitzer, President and Chief Executive Officer, MGI PHARMA, INC., Suite 300 E. Opus Center, 9900 Bren Road East, Minneapolis, Minnesota 55343-9667; and (b) delivered to Mr. Charles
N. Blitzer within the fifteen- (15) day period. If mailed, the rescission must be: (a) postmarked within the fifteen-

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(15) day period; (b) addressed to Mr. Charles N. Blitzer, President and Chief
Executive Officer, MGI PHARMA, INC., Suite 300 E. Opus Center, 9900 Bren Road East, Minneapolis, Minnesota 55343-9667; and (c) sent by certified mail, return receipt requested.

          D.  MISCELLANEOUS

     (12) Inquiries from Prospective Employers: If MGI receives a call from a prospective employer of Shrotriya, that call will be routed to Ms. Lori-jean Gille or another MGI executive designated by MGI. Ms. Gille or the other designated executive will disclose to the prospective employer Shrotriya's dates of employment, Shrotriya's positions/titles, Shrotriya's compensation, and any other information Shrotriya specifically authorizes, in writing, Ms. Gille or the other designated executive to disclose.

     (13) Letter of Reference: If requested by Shrotriya, MGI will provide him a mutually acceptable letter of reference upon the expiration of the rescission period set forth in Paragraph (11) above. MGI will draft this letter and provide it to Shrotriya for his review. MGI retains the sole discretion regarding the contents of the letter of reference. If authorized in writing by Shrotriya, MGI will provide the reference letter to any of the prospective employers described in Paragraph (12) above.

     (14) Announcement: Shrotriya and MGI agree that it would be mutually beneficial to announce Shrotriya's resignation to other MGI employees. Therefore,

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Shrotriya and MGI agree that MGI may publicly disclose the announcement attached hereto as Exhibit B.

     (15) Mutual Non-disparagement Agreement: Shrotriya agrees that he will not disparage MGI, its directors, officers, employees and agents, and/or any MGI products or services. MGI's Board of Directors and officers agree that they will not disparage Shrotriya.

     (16) No Admission of Fault: Shrotriya agrees that MGI's willingness to enter into this Separation Agreement does not constitute, and should not be construed as, any admission of liability or fault on the part of MGI or any of MGI's employees.

     (17) No Future Employment: Shrotriya agrees that he waives any claim to reinstatement and/or future employment with MGI, its subsidiaries, affiliates, or related corporate entities. Shrotriya further agrees that at no time following the execution of this Separation Agreement will he seek employment with MGI or its related corporate entities.

     (18) Proprietary Information: Shrotriya agrees that he will not disclose any MGI proprietary or confidential information or any MGI trade secrets to any company (including his future employers) or individual. Shrotriya's obligations to maintain the confidentiality of MGI's information are specified in the "Employee Agreement With MGI PHARMA, INC. Relating to Patent and Confidential Information," dated August 9, 1994, which document is attached hereto as Exhibit C,
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which is incorporated herein by reference and which survives this Separation
Agreement.

     (19) Complete Agreement: Shrotriya agrees that there are no covenants, promises, undertakings, or understandings outside of this Separation Agreement, except as specifically set forth herein. Any modification of, or addition to, this Separation Agreement must be in writing, signed by all parties.

     (20) Severability: Should any provision of this Separation Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Separation Agreement, but, rather, the Separation Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

     (21) Knowing and Voluntary Agreement: Shrotriya agrees that he has entered into this agreement knowingly and voluntarily. Shrotriya further acknowledges that MGI recommended that he review this Agreement with counsel and that he has had an adequate opportunity to do so.

     (22) Governing Law: This Separation Agreement and General Release shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.


                                               s/ Rajesh C. Shrotriya
                                               ------------------------------
                                               RAJESH C. SHROTRIYA
Subscribed and sworn to before me
this 22nd day of October, 1996.

s/ Teresa Johnson
----------------------------------
Notary Public

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                                    MGI PHARMA, INC.



                                    By  s/ Charles N. Blitzer
                                       ---------------------------------
                                           Charles N. Blitzer

                                    Its President and Chief
                                    Executive Officer
Subscribed and sworn to before me
this 22nd day of October, 1996.

s/ Teresa Johnson
--------------------------------
Notary Public

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